Exhibit 99.1

PRESS RELEASE

Contact:	Paul Surdez (609) 452-4807 www.covance.com

COVANCE REPORTS FIRST QUARTER NET REVENUE GROWTH OF 5.7% TO $531M,
EPS OF $0.60, AND ADJUSTED NET ORDERS OF $704M

— Announces Restructuring Actions to Improve Early Development Profitability —

Princeton, New Jersey, May 2, 2012 — Covance Inc. (NYSE: CVD) today reported financial results for its first quarter ended March 31, 2012, including net revenue growth of 5.7% to $531 million, operating margin of 8.7%, earnings of $0.60 per diluted share, and adjusted net orders of $704 million.

“In the first quarter, performance in our Early Development segment was significantly below our expectation, which was offset by significantly better than expected performance in our Late-Stage Development services, enabling us to meet our first quarter financial targets on a consolidated basis,” said Joe Herring, Chairman and Chief Executive Officer.  “Continued strong commercial performance drove a 25% year-on-year increase in adjusted net orders and an adjusted book-to-bill of 1.33 to 1. In addition, our strategic information technology projects are progressing according to the plan we outlined on our fourth quarter call.

“In terms of segment performance in the quarter, Late-Stage Development revenues grew 14.8% year-on-year, led by over 25% revenue growth in clinical development and 4% growth in central laboratories. Earnings from this stronger than expected revenue growth more than offset increased spending related to Late-Stage strategic information technology projects, resulting in a 270 basis point sequential increase in operating margins to 22.7%. Record adjusted net orders in central laboratory and clinical development give us increased confidence in our positive outlook for Late-Stage Development, which accounted for 60% of our revenue in the quarter.

“In Early Development, much lower than expected volumes in toxicology and discovery support services led to a revenue decline of 5.5% year-on-year while operating margins were 5.3%, versus our low double-digit operating margin expectation as we entered the quarter.  Performance was impacted by very soft results in January and February. However, we experienced a recovery in March, with segment revenues increasing 12% over the run rate from the first two months of the quarter and margins increased to 8.5%. In toxicology and discovery support services, results were impacted by a very slow start to the year from our larger clients. Toxicology orders were light during the first two months of the quarter, but rebounded strongly in March, ultimately exceeding our expectations for the full quarter.  We expect a sequential increase in revenue and operating margins for the segment in the second quarter as higher volumes in toxicology and discovery support should more than offset an expected decline in clinical pharmacology results.

“Furthermore, we are announcing additional restructuring actions in Early Development to better align capacity to preclinical market demand and further improve profitability going forward. These actions include closing our Chandler, Arizona facility, as well as a further reduction in our Early Development cost structure.  These actions are expected to result in annualized profit improvement (excluding associated costs and charges) of at least $20 million, of which approximately one-third is expected to be realized in 2012, and toxicology room capacity in North America near 2007 levels. We are also evaluating other cost actions, some of which are contingent on pending decisions regarding several large commercial opportunities under discussion.  Even as we reduce our footprint, our Early Development services remain an important differentiator for Covance and are a key component of our integrated drug development alliances.

“In the second quarter of 2012, we expect mid-single-digit year-on-year revenue growth and an increase in net revenues from the first quarter level in both segments. Accordingly, we expect second quarter earnings per

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share (excluding costs associated with our new actions) to be several cents above the first quarter level. For the full year, we continue to forecast mid-single-digit year-on-year revenue growth and diluted earnings per share in the range of $2.50 to $2.80 (excluding costs associated with our new actions and assuming foreign exchange rates remain at March 31 levels) as stronger performance in Late-Stage Development services offsets weaker performance for our Early Development services.”

Consolidated Results

($ in millions except EPS)	1Q12	1Q11*	Change
Total Revenues	$573.9	$527.5
Less: Reimbursable Out-of-Pockets	$43.1	$25.5
Net Revenues	$530.8	$502.0	5.7%
Operating Income	$46.1	$41.9	10.1%
Operating Margin	8.7%	8.3%
Net Income	$35.7	$32.7	9.0%
Diluted EPS	$0.60	$0.54	12.3%
Restructuring Costs*	—	$(5.9)
Operating Income, excluding items*	$46.1	$47.8	(3.4)%
Operating Margin, ex items*	8.7%	9.5%
Net Income, excluding items*	$35.7	$36.5	(2.3)%
Diluted EPS, excluding items*	$0.60	$0.60	0.7%

*  See attached pro forma income statement for reconciliation of 2011 GAAP to pro forma amounts.

Operating Segment Results

Early Development

($ in millions)	1Q12	1Q11	Change
Net Revenues	$211.7	$224.0	(5.5)%
Operating Income	$11.3	$23.6	(52.0)%
Operating Margin	5.3%	10.5%
Restructuring Costs	—	$(2.9)
Pro Forma Operating Income	$11.3	$26.5	(57.3)%
Pro Forma Operating Margin	5.3%	11.8%

The Early Development segment includes preclinical toxicology, analytical chemistry, clinical pharmacology, discovery support services, and research products.  Net revenues in the first quarter of 2012 declined by 5.5% year-on-year to $211.7 million, as a decline in revenues in both of our North American and European toxicology services as well as our discovery support services more than offset year-on-year growth in all other services. Sequentially, revenues declined $22.8 million driven primarily by a sharp drop in volumes across our global toxicology and discovery support services, as demand from a number of our large clients was well below expectations in the quarter. Revenue in clinical pharmacology, while up year-on-year, was down sequentially on a higher than expected level of study delays and cancellations.

Operating income for the first quarter was $11.3 million, which was down significantly on both a year-on-year and sequential basis. Operating margins for the first quarter were 5.3% compared to pro forma operating margins of 13.9% last quarter and 11.8% in the first quarter of 2011. The decline in profitability both on a year-on-year and a sequential basis was driven primarily by the lower revenue levels in our toxicology and discovery support services as well as weakness in clinical pharmacology services.

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Late-Stage Development

($ in millions)	1Q12	1Q11	Change
Net Revenues	$319.2	$278.0	14.8%
Operating Income	$72.4	$55.2	31.1%
Operating Margin	22.7%	19.9%
Restructuring Costs	—	$(1.0)
Pro Forma Operating Income	$72.4	$56.2	29.0%
Pro Forma Operating Margin	22.7%	20.2%

The Late-Stage Development segment includes central laboratory, Phase II-IV clinical development, and market access services.  Net revenues for the first quarter of 2012 grew 14.8% year-on-year to $319.2 million and increased $21.2 million sequentially driven by significant growth in clinical development services. Revenue in our central laboratory services increased year-on-year and sequentially in both reported dollars and on a constant currency basis, marking the third consecutive quarter revenues have increased on a constant currency basis.

Operating income for the first quarter grew 29.0% year-on-year to $72.4 million compared to pro forma operating income of $59.5 million last quarter and $56.2 million in the first quarter of the prior year. Operating margins were 22.7% for the first quarter of 2012 compared to pro forma operating margins of 20.0% last quarter and 20.2% in the first quarter of last year. The year-on-year increase in profitability was driven by both clinical development and central laboratories, while the sequential increase was primarily driven by strength in clinical development.

Corporate Information

The Company’s backlog at March 31, 2012 was $6.28 billion compared to $6.14 billion at December 31, 2011 and $6.29 billion at March 31, 2011. Foreign exchange positively impacted sequential backlog growth by $48 million.

Corporate expenses totaled $37.6 million in the first quarter of 2012 compared to $37.0 million last quarter (including $2.7 million in restructuring costs) and $36.9 million in the first quarter of last year (including $2.0 million in restructuring costs).

Cash and cash equivalents at March 31, 2012 were $440 million compared to $389 million at December 31, 2011 and $368 million at March 31, 2011.  The Company has $340 million in debt outstanding resulting primarily from borrowings related to share repurchases of $277 million made during the first quarter.

Free cash flow (defined as operating cash flow less capital expenditures) for the first quarter of 2012 was $15 million, consisting of operating cash flow of $45 million (which includes the payment of 2011 annual bonuses) less capital expenditures of $30 million.

Net DSO was an exceptionally low 29 days at March 31, 2012 compared with 38 days at December 31, 2011 and 37 days at March 31, 2011.

The Company’s investor conference call will be webcast on May 3 at 10:00 am EDT.  Management’s commentary and presentation slides will be available through www.covance.com.

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Covance, with headquarters in Princeton, New Jersey, is one of the world’s largest and most comprehensive drug development services companies with annual revenues greater than $2 billion, global operations in more than 30 countries, and more than 11,500 employees worldwide.  Information on Covance’s products and services, recent press releases, and SEC filings can be obtained through its website at www.covance.com.

Statements contained in this press release, which are not historical facts, such as statements about prospective earnings, savings, revenue, operations, revenue and earnings growth and other financial results are forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  All such forward-looking statements including the statements contained herein regarding anticipated trends in the Company’s business are based largely on management’s expectations and are subject to and qualified by risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements.  These risks and uncertainties include, without limitation, competitive factors, outsourcing trends in the pharmaceutical industry, levels of industry research and development spending, the Company’s ability to continue to attract and retain qualified personnel, the fixed price nature of contracts or the loss or delay of large studies, risks associated with acquisitions and investments, the Company’s ability to increase order volume, the pace of translation of orders into revenue in late-stage development services, testing mix and geographic mix of kit receipts in central laboratories, fluctuations in currency exchange rates, the realization of savings from the announced restructuring action in the Company’s Early Development segment, the cost and pace of completion of our information technology projects and the realization of benefits therefrom, and other factors described in the Company’s filings with the Securities and Exchange Commission including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.  The Company undertakes no duty to update any forward looking statement to conform the statement to actual results or changes in the Company’s expectations.

Financial Exhibits Follow

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COVANCE INC.

CONSOLIDATED INCOME STATEMENTS

FOR THE THREE MONTHS ENDED MARCH 31, 2012 AND 2011

(Dollars in thousands, except per share data)

(UNAUDITED)

	Three Months Ended March 31
	2012	2011

Net revenues	$530,841	$501,986
Reimbursable out-of-pocket expenses	43,067	25,472
Total revenues	573,908	527,458

Costs and expenses:
Cost of revenue	376,460	353,520
Reimbursable out-of-pocket expenses	43,067	25,472
Selling, general and administrative	81,029	80,703
Depreciation and amortization	27,230	25,863
Total costs and expenses	527,786	485,558	(a)

Income from operations	46,122	41,900	(a)

Other expense, net:
Interest expense, net	493	718
Foreign exchange transaction loss (gain), net	228	(192)
Other expense, net	721	526

Income before taxes and equity investee earnings	45,401	41,374	(a)

Taxes on income	9,807	8,634	(a)

Equity investee earnings (loss)	98	(2)

Net income	$35,692	$32,738	(a)

Basic earnings per share	$0.62	$0.55	(a)

Weighted average shares outstanding - basic	57,745,855	59,456,573

Diluted earnings per share	$0.60	$0.54	(a)

Weighted average shares outstanding - diluted	59,229,881	60,940,981

(a) Includes $5,868 in restructuring costs ($3,777 net of tax) during the three months ended March 31, 2011.

Excluding the impact of restructuring charges:

Income from operations	$46,122	$47,768

Taxes on income	$9,807	$10,725

Net income	$35,692	$36,515

Basic earnings per share	$0.62	$0.61

Diluted earnings per share	$0.60	$0.60

COVANCE INC.

CONSOLIDATED BALANCE SHEETS

MARCH 31, 2012 and DECEMBER 31, 2011

(Dollars in thousands)

	March 31	December 31
	2012	2011
	(UNAUDITED)
ASSETS
Current Assets:
Cash & cash equivalents	$439,756	$389,103
Accounts receivable, net	312,466	312,127
Unbilled services	121,315	114,095
Inventory	67,668	74,698
Deferred income taxes	47,879	52,078
Prepaid expenses and other current assets	163,160	144,809
Total Current Assets	1,152,244	1,086,910

Property and equipment, net	857,782	849,551
Goodwill	127,779	127,779
Other assets	60,531	43,768
Total Assets	$2,198,336	$2,108,008

LIABILITIES and STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$36,066	$36,393
Accrued payroll and benefits	86,269	142,229
Accrued expenses and other current liabilities	117,766	119,308
Unearned revenue	261,827	202,210
Short-term debt	340,000	30,000
Income taxes payable	8,720	6,889
Total Current Liabilities	850,648	537,029

Deferred income taxes	36,758	42,295
Other liabilities	72,242	70,889
Total Liabilities	959,648	650,213

Stockholders’ Equity:
Common stock	787	781
Paid-in capital	702,339	689,584
Retained earnings	1,541,586	1,505,894
Accumulated other comprehensive income	21,042	4,622
Treasury stock	(1,027,066)	(743,086)
Total Stockholders’ Equity	1,238,688	1,457,795

Total Liabilities and Stockholders’ Equity	$2,198,336	$2,108,008

COVANCE INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE THREE MONTHS ENDED MARCH 31, 2012 AND 2011

(Dollars in thousands)

(UNAUDITED)

	Three Months Ended March 31
	2012	2011
Cash flows from operating activities:
Net income	$35,692	$32,738
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	27,230	25,863
Non-cash compensation expense associated with employee benefit and stock compensation plans	10,447	9,106
Deferred income tax benefit	(2,409)	(1,010)
Loss on disposal of property and equipment	68	130
Equity investee (earnings) loss	(98)	2
Changes in operating assets and liabilities:
Accounts receivable	(339)	(34,316)
Unbilled services	(7,220)	(12,732)
Inventory	7,030	(275)
Accounts payable	(327)	(9,276)
Accrued liabilities	(57,502)	(11,534)
Unearned revenue	59,617	9,443
Income taxes payable	2,051	(7,065)
Other assets and liabilities, net	(28,806)	(1,894)
Net cash provided by (used in) operating activities	45,434	(820)

Cash flows from investing activities:
Capital expenditures	(29,873)	(20,107)
Other, net	114	48
Net cash used in investing activities	(29,759)	(20,059)

Cash flows from financing activities:
Net borrowings under revolving credit facility	310,000	—
Repayments under long-term debt	—	(2,500)
Stock issued under employee stock purchase and option plans	2,094	4,085
Purchase of treasury stock	(283,980)	(7,242)
Net cash provided by (used in) financing activities	28,114	(5,657)

Effect of exchange rate changes on cash	6,864	17,320

Net change in cash and cash equivalents	50,653	(9,216)

Cash and cash equivalents, beginning of period	389,103	377,223

Cash and cash equivalents, end of period	$439,756	$368,007

COVANCE INC.

GAAP to Pro Forma Reconciliation

Q1 2011

(Dollars in thousands, except per share data)

(UNAUDITED)

		Adjustments
	GAAP	First Quarter Restructuring Activities (1)	Pro Forma

Net revenues	$501,986		$501,986
Reimbursable out-of-pocket expenses	25,472		25,472
Total revenues	527,458	—	527,458

Costs and expenses:
Cost of revenue	353,520		353,520
Reimbursable out-of-pocket expenses	25,472		25,472
Selling, general and administrative	80,703	(5,463)	75,240
Depreciation and amortization	25,863	(405)	25,458
Total costs and expenses	485,558	(5,868)	479,690

Income from operations	41,900	5,868	47,768

Other expense, net:
Interest expense (income), net	718		718
Foreign exchange transaction (gain) loss, net	(192)		(192)
Other expense, net	526	—	526

Income before taxes and equity investee earnings	41,374	5,868	47,242

Taxes on income	8,634	2,091	10,725

Equity investee (loss) earnings	(2)		(2)

Net income	$32,738	$3,777	$36,515

Basic earnings per share	$0.55	$0.06	$0.61

Weighted average shares outstanding - basic	59,456,573	59,456,573	59,456,573

Diluted earnings per share	$0.54	$0.06	$0.60

Weighted average shares outstanding - diluted	60,940,981	60,940,981	60,940,981

(1) Represents costs incurred in connection with capacity rationalization, streamlining operations and other cost reduction actions.